Civeo Reports Second Quarter 2022 Results

Second Quarter Highlights include:
•Reported second quarter revenues of $185.0 million and net income of $9.1 million;
•Reduced net leverage ratio to 1.18x as of June 30, 2022 from 1.40x as of March 31, 2022;
•Delivered second quarter Adjusted EBITDA of $37.1 million;
•Awarded a 12-year contract renewal at Wapasu Lodge in the Canadian oil sands including approximately C$500 million of guaranteed take-or-pay revenues; and
•Today announced a 5-year integrated services contract with a new customer in South Australia with expected revenues of A$120 million.

HOUSTON and CALGARY, July 29, 2022 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2022.
“In the second quarter of 2022, Civeo’s focus remained on operating safely, generating free cash flow and reducing our debt balance. Our Canadian business experienced increasing customer activity in the Canadian oil sands and robust pipeline work. In Australia, metallurgical coal and iron ore prices remained high, which is reflected in improved billed rooms both sequentially and year over year," stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, "We continue to prioritize operational execution with our customers and guests, and we were pleased to announce earlier this month a twelve-year contract renewal at our Wapasu Lodge. This contract is an example of our strategy of collaborating with our long-term partners to maximize value in the current operating environment in a mutually beneficial way."

Mr. Dodson concluded, "We are excited about our recent integrated services contract award from a copper mining company in South Australia. This contract award is a testament to our integrated services growth and diversification potential as it encompasses a new customer, a new state in Australia and a new commodity."

Second Quarter 2022 Results
In the second quarter of 2022, Civeo generated revenues of $185.0 million and reported net income of $9.1 million, or $0.54 per diluted share. During the second quarter of 2022, Civeo produced operating cash flow of $21.7 million, Adjusted EBITDA of $37.1 million and free cash flow of $17.6 million.
By comparison, in the second quarter of 2021, Civeo generated revenues of $154.2 million and reported a net loss of $0.5 million, or $0.03 per diluted share. The loss resulted in part from $7.9 million in costs associated with asset impairments on properties in Australia. During the second quarter of 2021, Civeo produced operating cash flow of $16.5 million, Adjusted EBITDA of $32.2 million and free cash flow of $13.7 million.
Overall, the increase in revenues and Adjusted EBITDA in the second quarter of 2022 compared to the second quarter of 2021 was primarily driven by improved occupancy in the Canadian lodges and increased Canadian mobile camp activity, as well as an increase in Australian village billed rooms.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2022 to the results for the second quarter of 2021.)
Canada
During the second quarter of 2022, the Canadian segment generated revenues of $109.0 million, operating income of $11.2 million and Adjusted EBITDA of $28.7 million, compared to revenues of $83.3 million, operating income of $7.5 million and Adjusted EBITDA of $22.6 million in the second quarter of 2021. Results from the second quarter of 2022 reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $4.4 million and $1.2 million, respectively.

On a constant currency basis, the Canadian segment experienced a 36% period-over-period increase in revenues largely due to increased mobile camp activity, as well as a 7% year-over-year increase in billed rooms, driven by increased customer activity as a result of the recovery of oil prices and a reduced impact from COVID-19. Adjusted EBITDA for the Canadian segment increased 32% year-over-year primarily due to the aforementioned dynamics.

Australia
During the second quarter of 2022, the Australian segment generated revenues of $67.8 million, operating income of $5.5 million and Adjusted EBITDA of $15.5 million, compared to revenues of $64.0 million, operating loss of $2.7 million and Adjusted EBITDA of $15.4 million in the second quarter of 2021. Operating loss for the second quarter of 2021 included asset impairment charges of $7.9 million. Results from the second quarter of 2022 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $5.3 million and $1.2 million, respectively.

On a constant currency basis, the Australian segment experienced a 14% period-over-period increase in revenues, driven by an 8% year-over-year increase in billed rooms due to increased customer maintenance activity in the Bowen Basin. Adjusted EBITDA from the Australian segment increased 8% year-over-year due to higher village occupancy in the Bowen Basin, partially offset by increased costs of temporary labor due to ongoing labor shortages.

U.S.
The U.S. segment generated revenues of $8.1 million, an operating loss of $1.3 million and Adjusted EBITDA of $0.2 million in the second quarter of 2022, compared to revenues of $6.9 million, an operating loss of $1.1 million and Adjusted EBITDA of $0.3 million in the second quarter of 2021. Revenues increased year-over-year primarily due to the increased drilling activity positively impacting our wellsite services business, partially offset by the sale of the West Permian lodge in the fourth quarter of 2021. Adjusted EBITDA decreased slightly year-over-year primarily due to the sale of the West Permian lodge, largely offset by increased drilling activity positively impacting our wellsite services business.

Financial Condition
As of June 30, 2022, Civeo had total liquidity of approximately $95.3 million, consisting of $90.5 million available under its revolving credit facilities and $4.8 million of cash on hand.
Civeo’s total debt outstanding on June 30, 2022 was $154.6 million, a $23.3 million decrease since March 31, 2022. The decrease consisted of $18.0 million in debt payments from cash flow generated by the business and favorable foreign currency translation of $5.3 million.
Civeo reduced its net leverage ratio to 1.18x as of June 30, 2022 from 1.40x as of March 31, 2022.
During the second quarter of 2022, Civeo invested $5.1 million in capital expenditures compared to $3.2 million invested during the second quarter of 2021. Capital expenditures in both periods were predominantly related to maintenance spending on the Company’s lodges and villages.

Full Year 2022 Guidance
For the full year of 2022, Civeo is increasing its previously provided revenue and Adjusted EBITDA guidance range to $660 million to $675 million and $95 million to $105 million, respectively. As previously disclosed when the Company announced the contract renewal for its Wapasu Lodge earlier this month, the Company is raising its full year 2022 capital expenditure guidance to $24 million to $29 million.

Conference Call
Civeo will host a conference call to discuss its second quarter 2022 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and using the conference ID 13731837#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13731837#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 27 lodges and villages in Canada, Australia and the U.S., with an aggregate of over 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, and ability to pay down debt are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, inflation, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales.

See “Non-GAAP Reconciliation” below for additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues	$184,954	$154,176	$350,632	$279,606

Costs and expenses:
Cost of sales and services	130,053	108,002	255,896	207,812
Selling, general and administrative expenses	17,682	14,703	32,895	28,884
Depreciation and amortization expense	23,083	21,377	43,210	42,646
Impairment expense	—	7,935	—	7,935
Other operating (income) expense	(106)	30	152	101
	170,712	152,047	332,153	287,378
Operating income (loss)	14,242	2,129	18,479	(7,772)

Interest expense	(2,608)	(3,401)	(5,076)	(6,763)
Interest income	2	2	2	2
Other income	415	788	2,111	5,702
Income (loss) before income taxes	12,051	(482)	15,516	(8,831)
Income tax (expense) benefit	(1,821)	492	(3,378)	(584)
Net income (loss)	10,230	10	12,138	(9,415)
Less: Net income attributable to noncontrolling interest	662	(3)	1,160	56
Net income (loss) attributable to Civeo Corporation	9,568	13	10,978	(9,471)
Less: Dividends attributable to Class A preferred shares	490	480	977	958
Net income (loss) attributable to Civeo common shareholders	$9,078	$(467)	$10,001	$(10,429)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.55	$(0.03)	$0.60	$(0.73)
Diluted	$0.54	$(0.03)	$0.60	$(0.73)

Weighted average number of common shares outstanding:
Basic	14,148	14,278	14,122	14,244
Diluted	14,275	14,278	14,271	14,244

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2022	December 31, 2021
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$4,782	$6,282
Accounts receivable, net	134,845	114,859
Inventories	7,382	6,468
Assets held for sale	11,430	11,762
Prepaid expenses and other current assets	11,285	17,822
Total current assets	169,724	157,193

Property, plant and equipment, net	349,094	389,996
Goodwill, net	7,798	8,204
Other intangible assets, net	88,936	93,642
Operating lease right-of-use assets	16,295	18,327
Other noncurrent assets	5,550	5,372
Total assets	$637,397	$672,734

Current liabilities:
Accounts payable	$45,360	$49,321
Accrued liabilities	28,289	33,564
Income taxes	74	171
Current portion of long-term debt	29,880	30,576
Deferred revenue	7,256	18,479
Other current liabilities	8,494	4,807
Total current liabilities	119,353	136,918

Long-term debt	123,018	142,602
Deferred income taxes	3,999	896
Operating lease liabilities	13,438	15,429
Other noncurrent liabilities	14,069	13,778
Total liabilities	273,877	309,623

Shareholders' equity:
Preferred shares	62,918	61,941
Common shares	—	—
Additional paid-in capital	1,584,416	1,582,442
Accumulated deficit	(903,492)	(912,951)
Treasury stock	(9,063)	(8,050)
Accumulated other comprehensive loss	(373,841)	(361,883)
Total Civeo Corporation shareholders' equity	360,938	361,499
Noncontrolling interest	2,582	1,612
Total shareholders' equity	363,520	363,111
Total liabilities and shareholders' equity	$637,397	$672,734

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net income (loss)	$12,138	$(9,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,210	42,646
Impairment charges	—	7,935
Deferred income tax expense	3,256	416
Non-cash compensation charge	1,974	1,898
Gains on disposals of assets	(1,895)	(1,941)
Provision (benefit) for credit losses, net of recoveries	(24)	147
Other, net	1,544	1,483
Changes in operating assets and liabilities:
Accounts receivable	(23,119)	(24,617)
Inventories	(1,180)	(830)
Accounts payable and accrued liabilities	(6,713)	(563)
Taxes payable	(99)	21
Other current assets and liabilities, net	(5,461)	12,170
Net cash flows provided by operating activities	23,631	29,350

Cash flows from investing activities:
Capital expenditures	(8,647)	(6,530)
Proceeds from disposition of property, plant and equipment	3,302	7,012
Other, net	190	—
Net cash flows provided by (used in) investing activities	(5,155)	482

Cash flows from financing activities:
Term loan repayments	(15,763)	(17,874)
Revolving credit borrowings (repayments), net	(2,576)	(12,104)
Repurchases of common shares	(542)	—
Taxes paid on vested shares	(1,013)	(1,120)
Net cash flows used in financing activities	(19,894)	(31,098)

Effect of exchange rate changes on cash	(82)	(475)
Net change in cash and cash equivalents	(1,500)	(1,741)

Cash and cash equivalents, beginning of period	6,282	6,155
Cash and cash equivalents, end of period	$4,782	$4,414

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Canada	$109,023	$83,281	$204,975	$145,166
Australia	67,820	64,019	131,349	123,656
United States	8,111	6,876	14,308	10,784
Total revenues	$184,954	$154,176	$350,632	$279,606

EBITDA (1)
Canada	$28,659	$22,604	$45,878	$33,400
Australia	15,537	7,513	30,974	20,322
United States	221	297	230	(924)
Corporate and eliminations	(7,339)	(6,117)	(14,442)	(12,278)
Total EBITDA	$37,078	$24,297	$62,640	$40,520

Adjusted EBITDA (1)
Canada	$28,659	$22,604	$45,878	$33,400
Australia	15,537	15,448	30,974	28,257
United States	221	297	230	(924)
Corporate and eliminations	(7,339)	(6,117)	(14,442)	(12,278)
Total adjusted EBITDA	$37,078	$32,232	$62,640	$48,455

Operating income (loss)
Canada	$11,197	$7,452	$15,235	$(207)
Australia	5,452	(2,656)	11,587	651
United States	(1,295)	(1,109)	(2,904)	(3,707)
Corporate and eliminations	(1,112)	(1,558)	(5,439)	(4,509)
Total operating income (loss)	$14,242	$2,129	$18,479	$(7,772)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

EBITDA (1)	$37,078	$24,297	$62,640	$40,520
Adjusted EBITDA (1)	$37,078	$32,232	$62,640	$48,455
Free Cash Flow (2)	$17,561	$13,736	$18,286	$29,832

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income (loss) attributable to Civeo Corporation	$9,568	$13	$10,978	$(9,471)
Income tax expense (benefit)	1,821	(492)	3,378	584
Depreciation and amortization	23,083	21,377	43,210	42,646
Interest income	(2)	(2)	(2)	(2)
Interest expense	2,608	3,401	5,076	6,763
EBITDA	$37,078	$24,297	$62,640	$40,520
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	7,935	—	7,935
EBITDA and Adjusted EBITDA	$37,078	$32,232	$62,640	$48,455

(a) Relates to asset impairments in the second quarter of 2021.In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Cash Flows Provided by Operating Activities	$21,678	$16,533	$23,631	$29,350
Capital expenditures	(5,055)	(3,158)	(8,647)	(6,530)
Proceeds from disposition of property, plant and equipment	938	361	3,302	7,012
Free Cash Flow	$17,561	$13,736	$18,286	$29,832

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

Year Ending December 31, 2022

EBITDA Range (1)	$95.0	$105.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2022
	(estimated)

Net loss	$(13.0)	$(3.0)
Income tax expense	9.0	9.0
Depreciation and amortization	89.0	89.0
Interest expense	10.0	10.0
EBITDA	$95.0	$105.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$79,431	$69,759	$146,625	$116,289
Mobile facility rental revenue (2)	24,058	8,666	48,076	19,165
Food and other services revenue (3)	5,534	4,856	10,274	9,712
Total Canadian revenues	$109,023	$83,281	$204,975	$145,166

Costs
Accommodation cost	$53,108	$44,992	$106,235	$83,328
Mobile facility rental cost	14,458	5,644	29,342	12,418
Food and other services cost	4,976	4,455	9,335	8,576
Indirect other cost	2,467	2,251	5,303	4,905
Total Canadian cost of sales and services	$75,009	$57,342	$150,215	$109,227

Average daily rates (4)	$103	$96	$104	$97

Billed rooms (5)	771,267	723,324	1,406,822	1,203,390

Canadian dollar to U.S. dollar	$0.784	$0.815	$0.787	$0.802

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$39,052	$37,780	$76,651	$71,455
Food and other services revenue (3)	28,768	26,239	54,698	52,201
Total Australian revenues	$67,820	$64,019	$131,349	$123,656

Costs
Accommodation cost	$18,840	$18,082	$37,247	$35,187
Food and other services cost	27,008	25,154	51,371	49,451
Indirect other cost	1,844	1,659	3,588	3,160
Total Australian cost of sales and services	$47,692	$44,895	$92,206	$87,798

Average daily rates (4)	$77	$81	$78	$80

Billed rooms (5)	505,310	466,298	979,784	890,964

Australian dollar to U.S. dollar	$0.715	$0.770	$0.719	$0.772

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400